Exhibit 3.1

ARTICLES OF INCORPORATION
OF
FOUR OAKS FINCORP, INC.

The undersigned, being of the age of eighteen years or more, does hereby make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.    The address of the registered office of this corporation in the State of North Carolina is 6144 US 301 South, Four Oaks, Johnston County, North Carolina 27524; and the name of its registered agent at such address is Ayden R. Lee, Jr.

3.    The corporation shall have the authority to issue five million (5,000,000) shares of capital stock with a par value of One Dollar ($1.00) per share.

4.    The name and address of the incorporator is D. Scott Coward, 2500 First Union Capitol Center, Raleigh, Wake County, North Carolina 27601.

5.    The number of directors constituting the initial board of directors shall be seven (7), and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders, or until their successors are elected and qualified, are:

Name                        Address

Paula Canaday Bowman                6144 US 301 South
Four Oaks, North Carolina 27524

M.S. Canaday                    6144 US 301 South
Four Oaks, North Carolina 27524

William J. Edwards                6144 US 301 South
Four Oaks, North Carolina 27524

Warren L. Grimes                    6144 US 301 South
Four Oaks, North Carolina 27524

Ayden R. Lee, Jr.                    6144 US 301 South
Four Oaks, North Carolina 27524

Percy Y. Lee                    6144 US 301 South
Four Oaks, North Carolina 27524

Harold J. Sturdivant                6144 US 301 South
Four Oaks, North Carolina 27524

6.    A director of the corporation shall not be personally liable to the corporation or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under N.C.Gen.Stat. Section 55-8-33; or (iii) any transaction from which the director derived an improper personal benefit. If the North Carolina Business Corporation Act is amended to authorize corporate action for further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

7.    Certain transactions of this corporation are limited as follows:

(a)    With regard to any Business Combination (as hereinafter defined) between this corporation and any other corporation, person, or other entity, such Business Combination must be approved only as follows unless otherwise more restrictively required by applicable North Carolina law:

(i)    At a special or annual meeting of shareholders by an affirmative vote of the shareholders holding at least a majority of the shares of this corporation issued and outstanding and entitled to vote thereon provided that such Business Combination has received the prior approval by resolution adopted by an affirmative vote of at least eighty percent (80%) of the full board of directors before such Business Combination is submitted for approval to the shareholders; or

(ii)    At a special or annual meeting of shareholders by affirmative vote of the shareholders' holding at least eighty percent (80%) of the shares of this corporation issued and outstanding and entitled to vote thereon provided that such Business Combination has not received the prior approval by resolution adopted by an affirmative vote of at least eighty percent (80%) of the full board of directors, but has received the prior approval by resolution adopted by an affirmative vote of a majority of a quorum of the board of directors, and further provided that such Business Combination as approved grants to shareholders not voting to approve the Business Combination the rights set forth in Article 7(b).

(b)    When any Business Combination referred to in Article 7(a) above is approved pursuant to Article 7(a)(ii), any shareholder not voting to approve the Business Combination may elect to sell his shares for cash to this corporation at their "fair price" (as hereinafter defined), upon so notifying this corporation in writing within twenty (20) days after receiving written notification of his rights hereunder and that the Business Combination was approved by shareholders. This corporation shall have ten (10) days after receipt of the shareholder's tender of shares to make payment in cash. Tender of shares may be made simultaneously with, or after, the shareholder's written notification that he is electing to be paid the "fair price" of his shares. The Business Combination shall not be consummated until all shareholders electing to sell their shares for cash to this corporation at their "fair price" pursuant to this Article 7 have been paid in full by this corporation.

(c)    Notwithstanding any other provision of this Article 7, prior to the consummation of any Business Combination between this corporation and a control person:

(i)    such control person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by this corporation unless such benefit has been approved by a majority of Disinterested Directors (as hereinafter defined); and

(ii)    there shall have been no increase or reduction in the annual rate of dividends paid on this corporation's common stock after the control person became such (except as necessary to reflect any subdivision of the common stock), unless such increase or reduction has been approved by a majority of Disinterested Directors (as hereinafter defined).

(d)    Definitions

(i)    "Affiliate" as used in defining "control person" shall mean a corporation, person, group, or other entity that directly or indirectly controls, is controlled by, or is under common control with the "control person."

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(ii)    "Business Combination" as used in this Article 7 shall mean (a) any merger or consolidation of this corporation into any other corporation, person, group or other entity where this corporation is not the surviving or resulting entity; (b) any merger or consolidation of this corporation with or into any control person (as hereinafter defined) or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a control person; (c) any sale, lease, exchange, transfer, hypothecation or other disposition of all or substantially all of the assets of this corporation; (d) any sale, lease, exchange, transfer, hypothecation or other disposition of a substantial part (as hereinafter defined) of the assets of this corporation to a control person, whether in a single transaction or in related transactions; (e) the issuance of any securities of this corporation to a control person; (f) the acquisition by this corporation of any securities of a control person unless such acquisition commences prior to the person becoming a control person or is an attempt to prevent the control person from obtaining greater control of this corporation; (g) the acquisition by this corporation of all or substantially all of the assets of any control person or any corporation, person, group or other entity where the acquisition is proposed by or on behalf of a control person; (h) the adoption of any plan or proposal for the liquidation or dissolution of this corporation which is proposed by or on behalf of a control person; (i) any reclassification of securities (including any reverse stock split), or recapitalization of this corporation which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of this corporation which is beneficially owned or controlled by a control person; (j) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(iii)    "Control person" as used in this Article 7 shall mean and include any corporation, person, group or other entity which, together with their affiliates, prior to a Business Combination beneficially owns (as the term is defined by federal securities law) twenty‑five percent (25%) or more of the shares of any class of equity or convertible securities of this corporation, and any affiliate of any such corporation, person, group or other entity.

(iv)    "Disinterested Director" as used in this Article 7 shall mean any member of the board of directors of this corporation who is unaffiliated with, and not a nominee of, a control person and was a member of the board of directors prior to the time a control person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a control person and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the board of directors.

(v)    "Fair price" as used in this Article 7 shall mean the highest of the following: (a) the highest price per share paid for this corporation's shares during the four years immediately preceding the Article 7(a)(ii) vote of shareholders by any shareholder who, at the time of the Article 7(a)(ii) shareholder vote, beneficially owned five percent (5%) or more of this corporation's common stock and who, in whole or in part, votes in favor of the Business Combination; (b) the cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of this corporation within the four years immediately preceding the Article 7(a)(ii) shareholder vote; (c) the aggregate earnings per share of this corporation's common stock during the four fiscal quarters immediately preceding the Article 7(a)(ii) shareholder vote, multiplied by the highest price/earnings ratio of the corporation's common stock at any time during the four fiscal quarters or up to the day the Article 7(a)(ii) shareholder vote occurs; (d) the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer‑management compensation) paid by a control person in acquiring any of its holdings of this corporation's common stock; (e) the fair value per share of the minority's shares as determined by an in investment banking or appraisal firm chosen by a majority of the members of the board of directors voting against the Business Combination, if any such firm is chosen by such minority of the board of directors acting in their discretion. Such firm, if chosen, shall be entitled to be paid by this corporation a reasonable fee for its services upon its rendering a determination of the fair value of the minority's shares; or (f) the fair value per share of the minority's shares as determined by the firm selected in (e) herein, if any, and such firm shall not take into consideration that the shares are held by a minority of this corporation's shareholders.

(vi)    "Substantial part" as used in this Article 7 shall mean more than ten percent (10%) of the total assets of this corporation, as of the end of this corporation's most recent fiscal year prior to the time the determination is being made.

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8.    Amendments to the Articles of Incorporation shall be adopted only upon receiving the affirmative vote of the holders of at least eighty percent (80%) of all the shares of capital stock of the corporation issued and outstanding and entitled to vote thereon; provided, however, that if such amendment shall have received prior approval by resolution adopted by an affirmative vote of a majority of Disinterested Directors (as defined in Article 7), then the affirmative vote of the holders of at least a majority of all the shares of capital stock of the corporation issued and outstanding and entitled to vote, or such greater percentage approval as required by North Carolina law, shall be sufficient to amend the Articles of Incorporation.

9.    The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act," respectively, shall not be applicable to the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of February, 1997.

/s/ D. Scott Coward
D. Scott Coward, Incorporator

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Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.	The Articles of Incorporation of the corporation are hereby amended as follows:

Article III of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following Article III:

“3.    The corporation shall have the authority to issue ten million (10,000,000) shares of capital stock with a par value of One Dollar ($1.00) per share.”

3.
The foregoing amendment was approved by, and proposed and recommended to the corporation’s shareholders by, the Board of Directors on January 20, 2004, and approved by the shareholders on April 26, 2004, in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.	These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of April, 2004.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
    Ayden R. Lee, Jr.
    Chief Executive Officer and President

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is Four Oaks Fincorp, Inc.

2. The Articles of Incorporation of the corporation are hereby amended as follows:

    Article III of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following Article III:

"3. The corporation shall have the authority to issue twenty million (20,000,000) shares of capital stock with a par value of One Dollar ($1.00) per share."

3. The foregoing amendment was approved by, and proposed and recommended to the corporation's shareholders by, the Board of Directors on January 28, 2008, and approved by the shareholders on April 28, 2008, in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4. These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of July, 2008.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
    Ayden R. Lee, Jr.
    Chief Executive Officer and President

ARTICLES OF AMENDMENT
OF
FOUR OAKS FINCORP, INC.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.	The articles of incorporation of the corporation are hereby amended by deleting Article 3 in its entirety and substituting in lieu thereof Article 3 as set forth on the attached Exhibit A.

3.
The foregoing amendment was approved and adopted on October 27, 2008 by the corporation’s board of directors and on December 22, 2008 by the corporation’s shareholders in the manner prescribed by Chapter 55 of the North Carolina General Statutes and the corporation’s articles of incorporation.

4.    These Articles of Amendment will become effective upon filing.

This is the 30th day of December, 2008.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr.
Chairman, President, and
Chief Executive Officer

Exhibit A

3.     The capital stock of the corporation shall be designated as follows:
(a)    Common stock. The corporation shall have authority to issue twenty million (20,000,000) shares of common stock with a par value of One Dollar ($1.00) per share.
(b)    Preferred stock.
(1)    The corporation shall have authority to issue fifty thousand (50,000) shares of preferred stock. The shares of preferred stock of the corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations, or restrictions thereof) as are stated in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as provided in Paragraph (b)(2) of this Article 3.
(2)    Authority is granted to the Board of Directors of the corporation, subject to the provisions of this Article 3 and to the limitations prescribed by the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or one or more series within a class, of preferred stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series to determine and fix by resolution or resolutions the designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations, or restrictions thereof) of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under Section 55-6-02 of the North Carolina General Statutes.

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.    The Articles of Incorporation of the corporation are hereby amended as follows:

    Article III, Section (a) of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following Article III, Section (a):

“(a) Common stock. The corporation shall have authority to issue eighty million (80,000,000) shares of common stock with a par value of One Dollar ($1.00) per share.”

3.    The foregoing amendment was approved by, and proposed and recommended to the corporation's shareholders by, the Board of Directors on March 25, 2013, and approved by the shareholders on June 3, 2013, in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.     These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of July, 2013.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
    Ayden R. Lee, Jr.
Chairman, Chief Executive Officer, and President

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Sections 55-6-02(b) of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.    The Articles of Incorporation of the corporation are hereby amended by inserting a new Paragraph (c) of Article 3 as follows:

    “(c)    Designation of Series. There is hereby designated a class of Series A Preferred Stock (the “Series A Preferred Stock”) consisting of 40,000 of the authorized shares of Preferred Stock. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise or conversion of outstanding rights, options or other securities issued by the corporation.

(1)	Dividends and Distributions.

A.Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of the Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the Multiplier Number times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non‑cash dividends or other distributions (other than (i) a dividend payable in shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or (ii) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. As used herein, the “Multiplier Number” shall be 1,000; provided that if, at any time after August 18, 2014, there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin- offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each share of the Series A Preferred Stock shall be in the same economic position as prior to such event.

B.The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Paragraph (c)(1)(A) of this Article 3 immediately after it declares a dividend or distribution on the Common Stock (other than as described in Paragraphs (c)(1)(A)(i) and (c)(1)(A)(ii) of this Article 3).

C.Dividends, to the extent payable as provided in Paragraphs (c)(1)(A) and (c)(1)(B) of this Article 3, shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such shares of Series A Preferred Stock, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of the Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend

Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of the Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

(2)Voting Rights. In addition to any other voting rights required by law, the holders of the Series A Preferred Stock shall have the following voting rights:

A.Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of shareholders of the corporation.

B.Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the corporation.

C.The articles of incorporation of the corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class.

D.Except as otherwise expressly provided herein, holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(3)	Certain Restrictions.

A. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph (c)(1)(A) of this Article 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Series A Preferred Stock shall have been paid in full, the corporation shall not: (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock; (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock; provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series A Preferred Stock; or (iv) redeem, purchase or otherwise acquire for value any shares of the Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B.The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for value any shares of stock of the corporation unless the corporation could, under Paragraph (c)(3)(A) of this Article 3, purchase or otherwise acquire such shares at such time and in such manner.

(4)Reacquired Shares. Any shares of the Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the articles of incorporation of the corporation or as otherwise permitted under North Carolina law.

(5)Liquidation, Dissolution and Winding-up. Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of the Series A Preferred Stock shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

(6)Consolidation, Merger, etc. If the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of the Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(7)No redemption. The Series A Preferred Stock shall not be redeemable.

(8)Rank. The Series A Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Stock as to such matters.

(9)Fractional Shares. The Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series A Preferred Stock.”

3.	The date of the adoption of the amendment was August 15, 2014.

4.
The amendment was duly adopted by the Board of Directors and did not require approval by the shareholders in accordance with Paragraph (b)(2) of Article 3 of the Articles of Incorporation of the corporation, as amended, and Section 55-6-02 of the North Carolina Business Corporation Act.

5.     These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of August, 2014.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
    Ayden R. Lee, Jr.
Chairman, Chief Executive Officer, and President

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.    The name of the corporation is Four Oaks Fincorp, Inc.

2.    The Articles of Incorporation of the corporation are hereby amended as follows:

    Article 10 of the Articles of Incorporation is hereby inserted as follows:

“10.	Restrictions on Transfers of Shares.

(a) Definitions. As used in this Article 10, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
(i) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
                      (ii) “Agent” has the meaning set forth in paragraph (e) of this Article 10.
(iii) A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (A) which such Person directly owns, (B) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (C) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).
A Person shall not be deemed the “Beneficial Owner,” or to have “Beneficial Ownership” of, and to “Beneficially Own,” any security (A) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency” as defined in Section 3(a)(23) of the Exchange Act, (B) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange, or (C) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, unless such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).
(iv) “Board of Directors” or “Board” means the Board of Directors of the Corporation, including any duly authorized committee thereof.
(v) “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.
(vi) “Bylaws” means the Bylaws of the Corporation, dated February 24, 1997.

(vii) “Close of Business” on any given date means 5:00 p.m., Eastern time on such date, or, if such date is not a Business Day, 5:00 p.m. Eastern time on the next succeeding Business Day.
(viii) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any successor statute, and the regulations, rulings and guidance from time to time issued thereunder.
(ix) “Common Stock” means any interest in Common Stock, par value $1.00 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
                      (x) “Corporation” means Four Oaks Fincorp, Inc.
(xi) “Corporation Security” or “Corporation Securities” means (A) shares of Common Stock, (B) shares of Preferred Stock (other than preferred shares described in Section 1504(a)(4) of the Code), (C) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase securities of the Corporation, and (D) any Shares.
(xii) “Effective Date” means October 28, 2014.
(xiii) “Excess Securities” has the meaning given such term in paragraph (d)(i) of this Article 10.
(xiv) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(xv) “Expiration Date” means the earliest of (A) the Close of Business on August 18, 2020; (B) the time at which the Board of Directors receives, at the Board of Directors’ request, a report from the Corporation’s advisors that the NOLs are utilized in all material respects or no longer available in any material respect under Section 382 of the Code or any applicable state law or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Corporation could use the NOLs, or materially impair the amount of the NOLs that could be used by the Corporation in any particular time period, for applicable tax purposes; or (C) such date as the Board of Directors determines for the restrictions set forth in paragraph (b) of this Article 10 to terminate. In the case of a termination of this Article 10 pursuant to clauses (B) or (C), the Board shall cause the prompt public announcement of such termination in such manner as the Board determines is appropriate under the circumstances.
(xvi) “Five Percent Transaction” means any Transfer described in paragraph (b) of this Article 10.
(xvii) “Five Percent Shareholder” means a Person who owns 4.9 percent or more of the Corporation’s then-outstanding Common Stock, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.
(xviii) “Market Price” per share of any securities on any date means the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any dividend, share split, reverse share split or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange or, if the securities are not listed on the New York Stock Exchange, as reported on the NASDAQ Stock Market or, if the securities are not listed on the NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date means the fair market value per share of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.
(xix) “Percentage Share Ownership” means the percentage Share Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.
(xx) “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.
(xxi) “Preferred Stock” means any interest in Preferred Stock of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
(xxii) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.
(xxiii) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article 10.
(xxiv) “Proposed Transaction” has the meaning set forth in paragraph (c)(ii) of this Article 10.
(xxv) “Purported Transferee” has the meaning set forth in paragraph (d) of this Article 10.
(xxvi) “Request” has the meaning set forth in paragraph (c)(ii) of this Article 10.
(xxvii) “Requesting Person” has the meaning set forth in paragraph (c)(ii) of this Article 10.
(xxviii) “Security” or “Securities” each has the meaning set forth in paragraph (g) of this Article 10.
(xxix) “Shares” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
(xxx) “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(xxxi) “Subsidiary” of any specified Person means any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.
(xxxii) “Stock” means any interest, including any Security Entitlement as defined in Section 8-102(a)(17) of the North Carolina Uniform Commercial Code, that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2(a)(3) or Treasury Regulation § 1.382-2T(f)(18).
(xxxiii) “Tax Benefits” includes the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries, within the meaning of Section 382 of the Code.
(xxxiv) “Trading Day,” when used with respect to any securities, means a day on which the New York Stock Exchange is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.
(xxxv) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Share Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.
(xxxvi) “Transferee” means, with respect to any Transfer, any Person to whom Corporation Securities are, or are proposed to be, Transferred.
(xxxvii) “Transferor” means, with respect to any Transfer, any Person by or from whom Corporation Securities are, or are proposed to be, Transferred.
(xxxviii) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.
(b) Transfer And Ownership Restrictions. In order to preserve the Corporation’s ability to use the Tax Benefits to offset income until the Expiration Date, from and after the Effective Date, no Person (including for the avoidance of doubt the U.S. Government or any agency or instrumentality thereof) other than the Corporation shall, except as provided in paragraph (c) of this Article 10, Transfer to any Person (and any such attempted Transfer shall be void ab initio), any direct or indirect interest in any Corporation Securities to the extent that such Transfer, if effective, would cause the transferee or any other Person to become a Five Percent Shareholder, or would cause the Beneficial Ownership of a Five Percent Shareholder to increase (any such Transfer, a “Five Percent Transaction”). The prior sentence shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or to any other securities intermediary, as such term is defined in § 8-102(14) of the Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Article 10.

               (c) Exceptions.
(i) Any Transfer of Corporation Securities that would otherwise be prohibited pursuant to paragraph (b) of this Article 10 shall nonetheless be permitted if (A) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with paragraph (c)(ii) or (c)(iii) of this Article 10 (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such transfer which could be retroactive), (B) such Transfer is pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of Corporation Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Corporation Securities, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of Common Stock or (C) such Transfer is a Transfer to any employee stock ownership or other employee benefit plan of the Corporation or a Subsidiary of the Corporation (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or of any Subsidiary of the Corporation).
(ii) The restrictions contained in this Article 10 are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. The restrictions set forth in paragraph (b) of this Article 10 shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a transaction that may be a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this paragraph (c)(ii). A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s principal executive office. Such Request shall be deemed to have been made when actually received by the Corporation. A Request shall include: (A) the name, address and telephone number of the Requesting Person; (B) the number and percentage of Corporation Securities then Beneficially Owned by the Requesting Person and (C) a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a Five Percent Transaction and the proposed tax treatment thereof. The Board of Directors shall, in good faith, endeavor to respond to a Request within twenty (20) Business Days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Corporation or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it receives, at the Board’s request, a report from the Corporation’s advisors to the effect that the Proposed Transaction does not create a significant risk of material adverse tax consequences to the Corporation or the Board of Directors otherwise determines in its sole discretion that granting the Request is in the best interests of the Corporation. Any Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Corporation shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The

Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Corporation and the Requesting Person and disinterested with respect to the Request, who shall constitute a committee of the Board for this purpose, and the action of a majority of such independent and disinterested directors, or any committee of the Board consisting solely of these directors, shall be deemed to be the determination of the Board of Directors for purposes of such Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving a Request as provided in this paragraph (c)(ii) of any proposed Transfer that, together with other transactions contemplated by the Board of Directors, does not cause any aggregate increase in the Beneficial Ownership of Stock by Five Percent Shareholders (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Shareholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code.
(iii) In addition to paragraph (c)(ii), the Board of Directors may determine that the restrictions set forth in paragraph (b) of this Article 10 shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to paragraph (c)(ii) of this Article 10, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.
(iv) The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 10 through duly authorized officers or agents of the Corporation.
               (d) Excess Securities.
(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights thereunder, including rights of shareholders of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to paragraph (e) of this Article 10 or until an approval is obtained under paragraph (e) of this Article 10. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this paragraph (d) or paragraph (e) of this Article 10 shall also be a Prohibited Transfer.
(ii) The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 10, including, without limitation, authorizing, in accordance with paragraph (j) of this Article 10, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s Beneficial Ownership of Shares and other evidence that a Transfer will not be prohibited by this Article 10 as a condition to registering any Transfer.
(e) Transfer To Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted

Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions (or, in the case of uncertificated Stock, shall automatically be deemed to be transferred), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds and Prohibited Distributions not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (f) of this Article 10 if the Agent rather than the Purported Transferee had resold the Excess Securities for an amount equal to the proceeds of such sale by the Purported Transferee (and taking into account only the actual costs incurred by the Agent).
(f) Application Of Proceeds And Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the Market Price at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) and (iii) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this paragraph (f). In no event shall the proceeds of any sale of Excess Securities pursuant to this paragraph (f) inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.
(g) Modification Of Remedies For Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of North Carolina law (“Securities,” and individually, a “Security”) but which would cause the transferee or any other Person to become a Five Percent Shareholder, or would cause the Beneficial Ownership of a Five Percent Shareholder to increase, the application of paragraph (e) and paragraph (f) of this Article 10 shall be modified as described in this paragraph (g). In such case, no such Five Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Shareholder, following such disposition, not to be in violation of this Article 10. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in paragraphs (e) and (f) of this Article 10, except that the maximum aggregate amount payable either to such Five Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the Market Price of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Shareholder or such other Person. The purpose of this paragraph (g) is to extend the restrictions in paragraphs (b) and (d) of this Article 10 to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this paragraph (g), along with the other provisions of this Article 10, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
(h) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to paragraph (e) of this Article 10 (whether or not made within the time specified in paragraph (e) of this Article 10), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this paragraph (h) shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 10 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in paragraph (e) of this Article 10 to constitute a waiver or loss of any right of the Corporation under this Article 10. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 10.
(i) Obligation To Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Shares, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information, to the extent reasonably available and legally permissible, as the Corporation may reasonably request from time to time in order to determine compliance with this Article 10 or the status of the Tax Benefits of the Corporation.
(j) Legends. The Board of Directors may require that the registration of the Stock on the stock transfer books of the Corporation, or any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article 10 bear the following legend:
“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO LIMITATION PURSUANT TO ARTICLE 10 OF THE ARTICLES OF INCORPORATION OF FOUR OAKS FINCORP, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.”
The Corporation shall have the power to make appropriate notations upon its stock transfer records or other evidence of ownership and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article 10 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.
               (k) Authority Of Board Of Directors.
(i) All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion and shall be conclusive and binding for all purposes of this Article 10.
(ii) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 10, including, without limitation, (A) the identification of Five Percent Shareholders, (B) whether a Transfer is a Five Percent

Transaction or a Prohibited Transfer, (C) the Beneficial Ownership in the Corporation of any Five Percent Shareholders, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or Market Price) due to a Purported Transferee pursuant to paragraph (f) of this Article 10 and (F) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 10. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind the Bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 10 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 10.
(iii) Nothing contained in this Article 10 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law or other relevant circumstances making one or more of the following actions necessary or desirable in the sole discretion of the Board of Directors, the Board of Directors may, by adopting a written resolution, (A) modify the definition of Beneficial Ownership in the Corporation, Five Percent Shareholder or the Persons covered by this Article 10, (B) modify the definitions of any other terms set forth in this Article 10 or (C) modify the terms of this Article 10 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code (or other sections of the Code or any similar state law, if applicable) as a result of any changes in applicable law or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it receives a report, at the Board’s request, from the Corporation’s advisors to the effect that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of certain restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. The Board shall cause the prompt public announcement of such modification in such manner as the Board determines appropriate under the circumstances.
(iv) In the case of an ambiguity in the application of any of the provisions of this Article 10, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 10 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 10. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent and all other Persons for all other purposes of this Article 10. The Board of Directors may delegate all or any portion of its duties and powers under this Article 10 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 10 through duly authorized officers or agents of the Corporation.
(l) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller or other executive officers of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 10, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities Beneficially Owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
(m) Benefits Of This Article 10. Nothing in this Article 10 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 10. This Article 10 shall be for the sole and exclusive benefit of the Corporation and the Agent.
(n) Severability. The purpose of this Article 10 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article 10 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 10.
(o) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 10, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
(p) Limitation of Liability. To the maximum extent permitted by North Carolina law, no director of the Corporation shall be liable for any breach of any duty under this Article 10, it being understood that no director shall be responsible to the Corporation, any shareholder or any other Person for any action taken or omitted to be taken under this Article 10. In particular, without creating any liability to any Person, the Board may distinguish between shareholders in connection with any Request under this Article 10.

3.
The foregoing amendment was approved by, and proposed and recommended to the corporation’s shareholders, by the Board of Directors on August 25, 2014, and approved by the shareholders on October 27, 2014, in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.     These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of October, 2014.

FOUR OAKS FINCORP, INC.

By:    /s/ Ayden R. Lee, Jr.
    Ayden R. Lee, Jr.
Chairman, Chief Executive Officer, and President

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Four Oaks Fincorp, Inc.

2.	The Articles of Incorporation of the corporation are hereby amended as follows:

Article III, Section (a) of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following:

“(a)    Common Stock.        The corporation shall have the authority to issue sixteen million (16,000,000) shares of common stock with a par value of One Dollar ($1.00) per share.

At 5:00 P.M., Eastern Time, on March 8, 2017 (the “Effective Time”), each five (5) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any shareholder shall be deemed after the Effective Time as a result of these Articles of Amendment to own a fractional share of common stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.    The foregoing amendment was approved by, and proposed and recommended to the corporation’s shareholders by, the Board of Directors on September 26, 2016, and approved by the shareholders on November 8, 2016 in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.    These Articles of Amendment will become effective at 5:00 P.M., Eastern Time, on March 8, 2017.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of March, 2017.

FOUR OAKS FINCORP, INC.

By:   /s/    David H. Rupp
David H. Rupp
Chief Executive Officer and President